Exhibit 99.2

J.B. Hunt Transport Services, Inc. – (Nasdaq:JBHT)

Earnings Conference Call Transcript

April 14, 2020 4:00pm CST

Corporate Participants:

John Roberts – President, CEO & Director

John Kuhlow – Interim CFO, Chief Accounting Officer, Controller and SVP, Finance

Shelley Simpson – EVP, Chief Commercial Officer, and President - Highway Services

Nick Hobbs – EVP and President – DCS and FMS

Darren Field – EVP and President – Intermodal

Brad Delco – Vice President Finance, Investor Relations

Conference Call Participants:

Chris Wetherbee – Analyst, Citigroup Global Markets, Inc.

Justin Long – Analyst, Stephens Inc.

Scott Group – Analyst, Wolfe Research LLC

Jordan Alliger – Analyst, Goldman Sachs & Co. LLC

Ken Hoexter – Analyst, Bank of America Merrill Lynch

Todd Fowler – Analyst, KeyBanc Capital Markets, Inc.

Brian Ossenbeck – Analyst, JPMorgan Securities LLC

Thomas Wadewitz – Analyst, UBS Securities LLC

Benjamin Hartford – Analyst, Robert W. Baird & Co., Inc.

Presentation:

Brad Delco: Good afternoon, and thanks for joining us. Hopefully everyone has had an opportunity to review our earnings release that was issued earlier today. If not, you should be able to access the release on the Investors section of our website at jbhunt.com. Before I introduce the speakers on today's call, I would like to take some time to provide some disclosures regarding forward-looking statements. This call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, estimates or similar expressions are intended to identify these forward-looking statements. These statements are based on J.B. Hunt's current plans and expectations and involve risk and uncertainties that could cause future activities and results to be materially different from those set forth in the forward-looking statements. For more information regarding risk factors, please refer to J.B. Hunt's Annual Report on Form 10-K and other reports and filings with the Securities and Exchange Commission. With that out of way, I would like to introduce the speakers on today's call. This afternoon, I'm joined by our CEO, John Roberts; John Kuhlow, our Interim CFO, Chief Accounting Officer, Controller and Senior Vice President of Finance; Shelley Simpson, our Chief Commercial Officer and President of Highway Services; Nick Hobbs, our President of Dedicated; and Darren, our President of Intermodal. At this time, I would like to turn the call to our CEO, Mr. John Roberts for some opening comments. John?

John Roberts: Okay. Thank you, Brad. Continuing with our format of opening remarks, let me start by thanking the J.B. Hunt teams around the country for the tireless commitment and hard work that has occurred and will continue in response to the conditions we face during this pandemic. And in particular, I want to recognize the efforts and sacrifice of our driving forces and our maintenance teams. We have had virtually full staff show rates every day, as you all know drivers and maintenance teams cannot work remotely. Lastly, I wish to recognize the work of all office personnel in making a swift and effective adjustment to remote style work to support our drivers and customers. On behalf of the leadership team, we greatly appreciate you all. Obviously, our commentary on this quarter and the balance of this year will be disrupted by the impact of the COVID-19 situation in many ways. So please be advised that senior management across the company meets via conference twice daily on all macro issues relating to staffing, human resources safety and customer dynamics to stay very current and agile. We clearly cannot predict the timing or depth of the coming cycles, but by covering this data frequently we do get a sense for direction and potential magnitude of change. Our views on the current situation includes focus on capital deployment, margin recovery, cost saving levers, prior recession performance, recent weekly, monthly performance trends, cash flow generation, CapEx projections, balance sheet strengthening, and liquidity preservation, portfolio exposure and recovery trends. We will touch on these topics and others as we review our work with you today and in the coming calls we will have. In all, we see the environment showing near-term disruption and turbulence, but expect the longer term to present opportunities to capitalize on many of our existing properties, including our efforts with 360, our Final Mile and private fleet outsourcing businesses and both our Highway Services and Intermodal. We are evaluating several categories of internal and external data to better understand the slope and timing of the import activities that will impact our Intermodal networks which Darren will comment on during discussion. We are also studying market information to help us estimate how the domestic freight trends will move in the coming weeks and months. As mentioned, we are working remotely where possible which includes above 90% at our corporate campuses and approaching 50% in our field locations. We are pleased to report that recent investments in strengthening all aspects of our technology infrastructure and resiliency have delivered the results needed. Our ability to stay connected with each other, our customers and our drivers has kept us fully operational. In addition to our traditional workflows, the positioning of our digital freight management platforms known as 360 is enabling a different type of response to fast-changing needs by our people, customers and carriers. A recent expansion to the baseline connectivity we have been reporting on, we are currently testing a comprehensive electronic bill of lading program to capture needed proof of delivery and signatures in a no-touch environment. This option will be available to all carriers and customers in early May. Shelley will cover some of the details for us here. This is a good example of our continuing development in 360. The comprehensive nature of our transportation offerings creates many benefits to our customers, in addition, to those long held advantages, we are seeing that our broad reach of services presents us with options to reallocate our assets and people. As noted, we're seeing declines in some channels with surges in others. There are several options available to us in the way we handle the demands from our customers in Intermodal, DCS, Truckload and ICS. During our discussions today we will call out some examples of how we're providing resources within and across – I'm sorry pivoting resources within and across segments. A new element of our presentation includes the breakout of Final Mile Services. Last week we provided some historical data to help get you acclimated to the trends in this offering. Of all our business lines this one has been hit the hardest in our ability to relocate assets, drivers and contractors due to the nature of the equipment and services provided. Nick will be able to provide more information on our near-term expectations for Final Mile. While the environment we are in will make it difficult to effectively model this business in the near-term, we're hopeful that at least you can get more familiar with our current, our recent trends. Even in the current turbulence, we have seen nothing that changes our strategic direction in any area of the company. In fact, we are encouraged by our positioning and while we plan to be thoughtful about discretionary cost controls in the near-term, our long- term plans and expectations have not changed meaningfully. At this time, I'll ask John Kuhlow to make some comments on our current financial state and then Brad will close up our planned remarks opening for questions following that. John?

John Kuhlow: Thank you, John. As John mentioned the team's going to cover specifics on the segment results. So I'd like to provide some comments on our approach to addressing the pandemic during the quarter and more importantly going forward. We obviously entered the first quarter of 2020 with a very different expectation than what ultimately transpired. And while the pandemic offers a level of uncertainty not seen in many years, J.B. Hunt is essential to the recovery and our focus remains consistent, which is to solve for our customer's needs. We're confident in our balance sheet strength and liquidity position. Our target leverage ratio is 1 times EBITDA which is where we landed at March 31. We're not afraid to go above this target in the near-term if conditions warrant and we have the credit resources to do so. We ended the quarter with approximately $48 million in cash and we currently have zero drawn on the revolver which has $750 million of borrowing capacity and an option to take that up to $1 billion. We remain confident in our ability to access cash given the strength of our bank group and we maintain close communication with that group. In addition, we intend and expect to emerge from the current economic environment with our investment-grade rating intact. With respect to cash flow generation outside the risk of declines in the freight market, we view our largest risk going into the second quarter to be around our customers' liquidity and ability to pay. We monitor working capital on a daily basis and are in frequent communication with our customers and providers. We are beginning to see an increase in certain customers reaching out to discuss liquidity concerns and while we understand their liquidity issues, we have to enforce our terms that we have agreed to. Our carriers and suppliers expect us to pay according to terms and we must expect the same from our customers. From a capital deployment standpoint, our approach remains the same. We invest in our people and business growth. We will maintain our working capital and leverage positions; we'll return value to shareholders through dividends and we'll continue an opportunistic approach to share repurchases. This has been our focus and it will remain so for the long-term. However, we certainly recognize the current environment, but believe our framework allows us to make discretionary adjustments to this approach as needed. In the near-term, we are reprioritizing some of our 2020 spend to essential and critical items. We're evaluating expenditures based on those that must happen, those that can be deferred and those that are capable of being canceled. By way of example, we planned to expand the terminal facility in our Southwest region during the second quarter to accommodate long-term growth beyond our 2020 needs. However, in light of the current state, we have paused this project until we are in a more predictable environment. Further our opportunistic buyback approach allows for discretion based on liquidity needs at the time. So while we have historically planned for excess cash to be used for buybacks, we may opt to hold the cash if deemed prudent. Additionally, while we continue to evaluate the market for M&A opportunities, any potential transaction will still follow our normal evaluation process which considers liquidity and funding requirements. Today cost reduction actions have consisted mostly of canceling non-essential travel, pause hiring activities and delaying other discretionary spend, which we will continue to do so as needed. It's difficult to determine the specific impact the pandemic has had on our revenues and costs; however we have identified approximately $15 million of specific costs in the first quarter that were not planned going into the quarter. The largest of which was a special bonus for approximately $12 million, as we noted in our release. Considering our cost structure, a large portion of our costs are variable. Our purchased transportation expense which represents nearly 55% of our cost is heavily tied to loads. Our next largest cost item is salaries and wages, which includes driver pay. Our driver pay is mostly a variable cost, you can see – you can expect to see less variability in the near-term due to increases in paid time off, quarantined employees and offsets to reduce pay due to slowdowns. Today we have not made adjustments to our cost that are considered more fixed in nature. However, we are carefully monitoring the environment and are prepared to adjust if necessary. Lastly with respect to CapEx, we've paused or cancelled certain CapEx that was originally planned for 2020 that we view as non-essential in the near-term. This includes delaying or cancelling orders for tractors, containers and trailing equipment where appropriate. However, keep in mind that not all of this is under our control, as we are at the mercy of our suppliers. To the extent manufacturers have production slowdowns as a result of the pandemic, we may need to adjust our CapEx according. We previously provided our 2020 CapEx forecast to be between $675 million to $700 million. Our current view for CapEx due the factors noted is now in the range of $575 million to $600 million. This is roughly $425 million to $450 million of maintenance and the remainder is growth or success-based CapEx. Brad that covers my prepared remarks.

Brad Delco: Okay great. And just to briefly follow up on John Roberts and John Kuhlow's comments, I thought it'd be worth providing little more detail in investor speak with regards to the quarter and what challenges and opportunities we see ahead in what is likely to be a dynamic freight market. In our Intermodal business, we've talked about network imbalances for several quarters and that trend continued with weaker imports into the West Coast. In some instances, we had stronger demand in back haul lanes relative to head haul lanes which puts pressure on revenue per load metrics as well as network fluidity. We anticipate network imbalances to continue as well as volume pressure from both demand trends and competitive pressures, particularly in the East, with declining truck rates and lower fuel prices. We continue to monitor the flow of goods out of Asia in order to most effectively plan capacity needs on behalf of our customers. And because we are anticipating the question we'll go ahead and knock it off the list and provide our Intermodal volumes by month. January was plus 7%, February was plus 8% and March was plus 5%. That said, we did see a more meaningful drop off in volumes in late March, which has continued thus far into April. In Dedicated, this business was built to withstand the severe ebbs and flows of demand cycles and we acknowledge that we may have an opportunity to prove the strength of our model in the near future. That said, we should all recognize that DCS is not a 100% immune to economic cycles and we will see some impacts to the business. But I'll let met Nick discuss in more detail during Q&A. But in short, we feel confident in our ability to service our customers, with a high level of service they've come to expect from J.B. Hunt and that couldn't have been more pronounced than what we saw in Q1. In ICS, investments into building out the digital platform will continue, and we remain focused on investments in three areas, people, technology and scaling the platform. As you should expect, gross margins will fluctuate based on the relationship between supply and demand in the markets we serve. Clearly, that relationship was challenged in Q1. Our focus here remains on executing for our customers and creating raving fans for the digital platform. The business leaders will be able to share how the platform helped drive additional revenue as well as mitigate cost in their respective segments during the volatile freight market, we experienced in Q1. In Final Mile Service, this is an area where we're seeing the most impact to our business with certain customers shuttering operations. This business is nominally seasonal with Q1 results usually the most challenged, while Q2 and Q3 are typically the strongest. It seems likely that we will not see normal seasonality in the business this year suggesting losses may accelerate in Q2. In Truck, the business continues to move towards a more asset-light model. As a result, you should see a trend towards a more variable cost structure that would see similar performance dynamics, as a brokerage model. While we are investing less capital in physical assets, namely power equipment, we continue to invest in our trailing fleet as well as technology that should enable this business to evolve and become even more complementary with the 360 platform. This concludes my remarks. Given the number of questions we already see in queue, I would ask that each analyst ask one question and one follow-up and then return to queue. So, Nicole, with that, we'd like to open the call for questions.

Operator: The first question will come from the line of Chris Wetherbee with Citi.

Chris Wetherbee: Hey, great thanks and good afternoon guys. I guess maybe starting on the Intermodal side, Brad thanks for the helpful color on loads per month and the commentary around April. I guess I know it's difficult to answer the question, but if you think about sort of the pace of what we've seen through the first two weeks of April, can you just give us some sense of what the magnitude of the drop off might look like so far? And I guess in addition to that, when you think about Intermodal maybe a little bit of color on sort of the percentage of the customers that may still be sort of operating and maybe what's kind of shutdown as it stands currently?

Darren Field: Okay. This is Darren. So we obviously knew this question would be early on. So when we came out of March, it was an impact to import volumes on the West Coast as a result of the slowdown of exports from China, for the China side of the slowdown based on what was going on in China. As we've come out of March and we're into April, we're experiencing meaningful declines in volume, probably to the tune of mid to high single digits. As we get into what we're learning about the future, we don't have visibility into what probably the back half of May and June represent, but certainly for the next three to four weeks, I would expect that trend to continue. And just my opinion and my opinion alone, I mean, I would expect the volumes in Intermodal to be in the double-digit negative for the quarter.

Chris Wetherbee: Okay. Okay. That's helpful. I appreciate that. And then, maybe switching gears a little bit to the ICS side and trying to just understand the strategy around 360 as we go through this process of turbulence over the next several weeks or months, I guess depending on how long it lasts. Are there toggles on the spending that we might see coming through this where you'll preserve liquidity and sort of hold off on some projects or investments you wanted to make? How do you think about that in the context of what's going on with COVID?

Shelley Simpson: Yeah. So, just as a reminder for us, our investment was really in three areas that Brad alluded to. We focused on our people side, which I think we have done a good job watching our people cost as we came through March and are even watching that coming into April. We also invested in the technology spend and those projects are not one or two-month projects, those are projects that are planned out over a longer period of time and those projects we believe are critical in helping us create a more efficient transportation network. That is our focus. We will continue that plan from a technology spend and have confidence based on some of the data that we're seeing from both customers and carriers. Finally, on the scaling part of the process, that was really an acceleration of our shipments and revenue plan with our customers and with carriers. And as those are onboarding, our ability to know exactly which customer or carrier should be connected at which time is really the risk that would happen in association to that. For us coming through COVID-19, we really – if you think about what we invested in total, we invested about 77% in our scaling of the business, that was about 35% over planned. I talked about on the first quarter earnings release that January was constrained on the supply side, an unusual activity the first two weeks and that created pressure from a margin perspective, unexpected in January. February did come to more normal and then certainly March had the most pressure on it from a margin perspective in total. So, from our plan we did a nice job from a people perspective, being better than planned in total offset by worst margin and a slight miss to our revenue plan in total.

Chris Wetherbee: Okay. Okay. That's helpful. Thank you very much for the time. I appreciate it.

Operator: Our next question will come from the line of Justin Long with Stephens.

Justin Long: Thanks and good afternoon. Maybe to follow-up on the Intermodal, you addressed the volume side, but I'm curious how you're thinking about Intermodal pricing in this environment from a strategic standpoint. Do you see the downturn as an opportunity to leverage the scale and structural advantages of the network and maybe get a bit more aggressive on price to take share or given Intermodal margins are below targeted levels going into this downturn, what would you say you're more focused on trying to hold the line on price going forward? Just curious how you're thinking about that balance over the remainder of this bid season.

Darren Field: Well, Justin I mean you used the term balance and that's exactly how we think about it. I don't believe we have any one specific game plan out there that says based on the downturn of the demand for shipping, we need to go take share that's not necessarily our approach. Would we be opportunistic with customer opportunities when that business is something that would be beneficial to our network? Absolutely. But I would think we would have been equally opportunistic with that opportunity had we not been in any kind of a downturn. So I don’t want to, So I would not suggest that we have changed our philosophy. Certainly we are communicating with rail providers regularly and when the opportunity exists if it ever did and we could look to reduce our cost in some manner that allowed us to offer a little bit more aggressive pricing where it wasn't about a margin sacrifice then we would certainly look to do that and those again all of that happens one customer, one proposal at a time.

Justin Long: Okay. That's helpful. And then secondly maybe following up on the comments that John made in the prepared remarks around that risk from customer's liquidity. Is there a way to think about the percentage of your customers or percentage of revenue that you view as a risk on that front? And maybe Nick we could kind of hear from you in terms of the mix of DCS business, how it breaks down by end market and the size of those customers as we think about that risk?

Shelley Simpson: So we have evaluated what part of our customers' move essential and non-essential goods in total and by segment and our concern around the customer base in total we have had communication with some customers that are having good conversation and calling us. Our bigger concern are customers that we're not hearing from and so that has been over the last several weeks a main objective of our sales organization to really lean in and work closely with customers. We are having regular conversations daily with our customers just to make sure that we're staying on top of that. I do think it's a risk, but I do think that we're talking to customers on a regular cadence. And so far, I don't see any surprise there.

Nick Hobbs: Yeah. And as far as our mix of business, I think you clearly see particularly once this pandemic hit us, our flexibility to move assets around from some of our customers that were more impacted than others, essential versus nonessential, some of our retail apparel those segments were down 11% or so, but food was up 16%, home improvement 21%, office furniture was just falling off basically and some automotive suppliers was down as well. Our ag was very consistent, so we've got a very diverse portfolio and you're going to continue to see that as we move forward. And so, we were able to move some of those segments around where they may have been shut down or they may be slow, we were able to move over. On an average, we've moved about 1,000 trucks a day from their base accounts over to others. So within Dedicated, we've repositioned any assets that where the customers have been slow over to where our customers are very, very busy. And again, that's something when you operate as a private fleet you struggle with, you don't have another outsource. But that's the advantage that we bring to a lot of private fleets. They have the same control and service with us and great visibility, but the flexibility to move some assets.

John Roberts: And then just to follow-up Nick on the terms and payment and that kind of thing in your business, are you seeing similar dynamics to what Shelley is seeing?

Nick Hobbs: Yeah. I would say we would see more – we see the same. When I get over into Final Mile, we're a little on the furniture side. Those are more dramatically impacted. So, the volume on the furniture folks is up a little bit.

John Roberts: And I just want to emphasize to the conversation that we're having with customers is very objective and crisp around how we – as John said how we are set up to pay our vendors. So, when we get into talking through extending terms, it's really not conducive in this line of work, it might be in others, but for us it's not really something we're supporting right now and are getting good response.

Shelley Simpson: Yeah. I would just add. I think our customers understand the necessity of us keeping our drivers and maintenance employees there on the frontline ready for our customers. That has been viewed favorably from them, as well as we did change our payment terms for the carrier community from a Truckload space, so anyone that moved a shipment in carrier 360 in the month of March, we have moved up their payment days to only pay in seven days. So, we're trying to get them cash more quickly. We've explained all of that to our customers. They've been very receptive so far. We're just trying to be offensive be in front of it and make sure that they understand what we're doing to help.

Justin Long: Great. That's all really helpful. I really appreciate the time.

Operator: Our next question will come from the line of Scott Group with Wolfe Research.

Scott Group: All right. Thanks. Afternoon, everyone. So I want to start with you, Darren, is bid season still happening and maybe can you share some of the results that you're seeing? And then if volumes are down in the second quarter double-digits, so year-over-year, I guess it's down double-digit sequentially as well. What does, any way to help us think about the margins sensitivity there and how much margins can be under pressure.

Darren Field: So okay I'll answer that the bid season question. Certainly, bid season is ongoing. We have had – really prior to a lot of people from the world going to work from home, we had completed pricing on about a third of our business, maybe a little bit more than that and the results of that first curve were probably about what we had expected them to be before any of this challenge to the economy had taken place. While we for the last four weeks we have a handful of customers that are, have exercised a bid, they've received results, but they're not in a good spot to implement that bid and they've delayed the start of it. Some of those have communicated maybe a delay. An example would just be, a May 1 to a June 1 delay in new pricing. Some of the customers have effectively said we will delay indefinitely until we can give you a different answer. We have a handful of customers that are asking to go faster, and in those cases the reason they're going faster is actually their shipping demands may actually be increasing for the second quarter, and they're looking to secure capacity and know that they've got the ability to do that. So, for the most part, I would say that we have – the bid season has been what I would have expected it to. Now every year we may price a project work for a host of different customers that are heavily involved in spring activities and some of those kinds of projects may just not occur this year in Q2. So, there is shipment volumes historically that are probably, you know frankly they're just not going to ship, they're not going to happen. It's not a push off the business into the third quarter or just the activity that won't exist. And so there is a little bit of a slowdown in that world but that's not a huge percentage of what we do. In terms of sharing margin impact from a lack of – from weaker volumes, certainly what we've talked about in the past is price affects our margin more significantly than just the fixed cost or lack of utilization of our assets and that still remains true. However, having idle containers looking for work to do is impactful. The network fluidity or the balance of our system is significantly different than what we have believed is normal over the last 20 years. So the West Coast volumes that we move to the east are some of the longer length of haul and some of the higher rated business, so that volume has slowed more than others. And at the same time, we have business from the Midwest from the interior of the country for consumer products to support the population base on the West Coast that has surged up a little bit. So you've got an increase in volume in back haul lanes and a loss of volume in head haul lanes and that's impactful. So, I'm not going to answer your question specifically about a direct impact to the margin, but we have, we have challenges there certainly as anyone would with the decline of volume.

Scott Group: Okay. And then for Nick, so when you talk about repositioning trucks in dedicated from guys that are shut to guys that are open, I guess who pays for that? And then to the extent that you have customers that are not operating right now, and you can't reposition those trucks, do they still pay you right now or I'm not sure how that works?

Nick Hobbs: Yeah. Well, first of all, in Dedicated, all of our trucks are working. So we've got them all moved around, they're supporting Intermodal in some places but in other accounts it's the other account that is surging up, they are looking for equipment. And so we bring in other Dedicated. So, example, our grocery businesses we serve probably 9 or 10 different grocers. Our business is very, very robust and so our base fleet can't handle it. And if they're up 16%, 20%, we'll bring those trucks in from other accounts. And so, the account that is busy is the one that pays for them and then we give a credit back to the other account where if they had a private fleet they'd be paying that driver pay and the cost of that equipment and so that's offset. So that's how that works.

Scott Group: Okay. Thank you for the time guys.

Nick Hobbs: Yeah.

Operator: Our next question will come from the line of Jordan Alliger with Goldman Sachs.

Jordan Alliger: Yeah. Hi everyone. Just a question on Dedicated, can you talk a little bit, I think you alluded to it maybe I missed some of it on the – and maybe it's hard to get a gauge for sort of your thoughts on truck adds to that business as we go through this year given all the uncertainty. But maybe another way to think about it is, you know going into the year you were presumably talking to some new potential candidates, new potential business. Have you seen an ebb in sort of closing opportunities right now or if you could give any color on that? Thank you.

Nick Hobbs: Yep. I will do that. I will just tell you that we were off to a really good start. In Q1, we signed contracts on 350 plus trucks. So that's a very good quarter for us. We signed our last deal just a couple of weeks ago. With that being said, as we kind of look ahead, it's hard to get meetings. We're trying to do some Teams meetings, Microsoft, Zoom, you name it. But those are slowing down, customers have other priorities right now. So, we are seeing our verbal slowdown just a little bit, and we expect that to continue just a little bit. If you look back at the recession in 2008 and 2009, our sales went down by about 20%. So, I think it's probably pretty good to assume that that's pretty close to what'll happen here. So, I think we gave guidance of 800 to 1,000. So it could be 600 to 800 on sales, but also during the recession, the way our model works is our customers' long-term, they need to take a truck or two out. We see a lot of pressure on our fleets to downsize a little bit. And so, we'll take some of those out. We look at it for the long-term with the customer and we'll take some of those out. So, with that our net adds may not be as robust this year as they have been in the past two or three years. But the demand is still out there for private fleets and we still got a full pipeline. But we just think there's going to be a little pause till we come out of this and it'll pick back up again.

Jordan Alliger: Got it. And then just a real quick question on the accrual, the $8 million. I'm assuming that tidies up the loose ends and that's related to 2019 and it's just in the one quarter and now that's sort of put to bed at this point?

Darren Field: So, well actually we received the award at the end of 2019. I think we announced that on October 30, as we implemented that award and went through the first month or two of this year we understood that we needed to true up the payment for how much we paid BNSF in 2019 and that's what that announcement was about. It was actually related to the entire calendar year of 2019.

Brad Delco: And hey Jordan, this is Brad. I did want to clarify kind of Nick's response to, because I do think it's important. So essentially Nick said originally truck sales of 800 to 1,000 he thinks that sales process could see a 20% decline from his original estimates. But customers do have some optionality to shrink the size of their fleet. And so net adds could be something slightly below that. But that's an opportunity where we see where we can take equipment that's already in the Dedicated fleet and repurpose those to some of these new awards. And that's some of the comment that John Kuhlow provided in terms of why you are seeing some flexibility in our capital budget. So I just thought that would be worth highlighting there.

Jordan Alliger: Great. Thanks very much.

Operator: The next question will come from the line of Ken Hoexter with Bank of America.

Ken Hoexter: Great. Good afternoon everybody. I appreciate the remote dial-ins. So maybe John or Brad just to follow-up on the CapEx discussion there, you talked about some canceled container and tractor orders. Can you talk about the new CapEx guidance what level of growth of assets are you now targeting? I don't know if you want to talk by segment or maybe just walk us through how you get that, what the reduction and what your growth targets are? Thanks.

John Kuhlow: Yeah. So, Ken this is John Kuhlow. Just to kind of clarify most of the – we have the ability to cancel, but to date it's been mostly postponing or delaying those orders until we kind of have a better sense of what our needs are. But to give you a little bit more deep perspective on CapEx, we're probably at about $400 million for maintenance, and by segment that's roughly $50 million for truck, around $130 million for Intermodal and $150 million for DCS. Now keep in mind that also includes what we include in maintenance is our investments in the back-office technology for the company and that's still around $80 million to $90 million for the year. So that's how we get to the $400 million. And then the rest is primarily in Intermodal and Dedicated for any success-based growth that we may have in those segments.

Ken Hoexter: Great. And then can you just talk about the Final Mile now that you're breaking it out, can you maybe just delve into how asset-light you're talking about moving around the assets? I just want to understand the flexibility as you have customers shutting the financial flexibility of that segment, what kind of losses occur in the near-term or is that just if you're not using you don't pay?

Nick Hobbs: So okay let me give some answers on that. We have basically broken down into three channels. The first channel is furniture and that is probably 95% asset-light. So, when they shut down, we may still have some buildings and in some of those we bill the customer for those buildings still ongoing, so it's multiple things there you look at. But then for the equipment it's all contractors, so our contractors we've tried to get them connected for Paycheck Protection to point them in the direction of a bank to help them through this time, so that cost will go away. Then the second channel is retail replenishment that's basically our off-price retail and they are basically all shut down right now, they're non-essential. And so that's where we have some company drivers. And so, in that channel, we have tried to outsource as much as we can, but we also have some different types of equipment in there that can't go do Intermodal or Dedicated work. So there is about 300 of them. And so, we've chosen to pay them, so that when the retailers come back on line, we will be ready to go. And we expect when those off-price retailers come back, the volume will be pretty good. And then, on the appliance side, which is the third channel, those are up, those are essential. And so, we're still doing deliveries for them, in some areas it's just to the doorstep, not inside. But in other areas, it is still inside. That volume in general is down 10% or 15% but it is still up and going. And that is 50-50 of company employees and non-asset on the appliance side. And so, we are agnostic, and we'll price both of them to a customer and let them pick and choose on how they do that.

Ken Hoexter: Great. Thanks, guys. Thanks Nick. Appreciate it. And we'll take an extra freezer if you get one.

Nick Hobbs: Okay.

Operator: The next question will come from the line of Todd Fowler with KeyBanc Capital Markets.

Todd Fowler: Great. Thanks, and good afternoon everybody. I guess maybe Nick just to put kind of a bow on the overall Dedicated comments that you have. I think that I understand what you're saying about the reduction in the net adds. But can you help us think – Darren gave some comments on his expectations for Intermodal volumes. You know, I would think in 1Q there was probably some benefit of the pantry stocking that was happening. How should we think about overall Dedicated revenue maybe on a year-over-year basis as we move into the second quarter and the rest of the year? And then to the other question about the margin profile, if we do see revenues decline, how would you expect the margins in the Dedicated segment to hold up? Thanks.

Nick Hobbs: Okay. I would just tell you that typically in Q2 we see a big spring surge for home improvement. And so that takes our volume up and our revenue up at some of those accounts. We haven't really seen that. We've seen a little bit but not a lot. But for I've kind of seen and what I've looked at is we had a pretty good Q1 and our volume is still across the board very consistent in Dedicated compared to Q1 of this year and it's maintaining. Yeah, it's been shifted around to different customers but we're not seeing that fall off any. So, at this point, we feel good about our volume being about the same as what it was in Q1. But you would typically see our volume surge up some. Margins, I would still tell you that the margins 11% to 13% ought to be pretty good goalpost for us to hit. But again, there's a lot of moving parts, but I think we feel very comfortable with what we're seeing at this point in Q2.

Todd Fowler: Great. That's helpful. And then just for my follow-up, Shelley, I'd be curious to get your commentary on shipper behavior right now in the market. You know, are you seeing shippers thinking about modal change, more demand for one service versus the other, obviously available truck capacity or more available truck capacity? I'm just curious kind of what the shipper response in the market has been as we’ve seen some of the changes over the last four to six weeks?

Shelley Simpson: Okay. I think that it is time that we have had a, what I would call a crisis in the market. We tend to accelerate our relationship with our customers, and I would tell you I feel like during this crisis, we are doing that very thing. I think John Kuhlow mentioned this in his opening remarks. But we're really focused on two key objectives here in the second quarter. The first one is taking care of our people and making sure that that's first and foremost that we're taking care of our people and each other. And the second one is meeting our customer's promises. And as a result of that, I would tell you Todd every customer needs something a little bit different. The customers that Nick talked about that are very robust right now on the grocery side those customers are really utilizing all of our services across the company and we're bringing as much capacity as needed to help them, I would say in a nearly every segment every service that we do business. With other customers that are shut down we're having different conversation with them. To add on to what Darren said about bid season, I also think that probably 80% to 90% of our customers have stayed on the path of what they're doing from a bid perspective. The other ones are just in a wait and see environment. I think our mix of business is fairly healthy and thankfully for us the customers that are doing well, we tend to do a lot of business with those customers as well and I think that that has helped us coming into this. I think our customers are open minded, if we went back to any point in time that we had a downturn or pressure from a profit or revenue perspective at a customer level, they're very open minded to doing business the most efficient way that we can do business together. So I would say every customer is pretty open minded as to what we need to do and how we need to grow. And then lastly, I have seen our customers lean more into us, wanting to do more business. If you look at just, I've got this maybe from a Highway perspective, but this is pretty much be across the board. Highway gets the most business with I would say, small to mid-size customers. You see our largest customers mid to large customers really doing much better during this COVID crisis than you see our small, even some medium and micro shippers. Those are the customers that are either shut down or trying to work through the crisis and having a little more difficult time in total and that’s who we're being more flexible with, they tend to be in our Highway Services. So for them the price will be fluid. And if the market is going down, we'll be able to help them save money.

Todd Fowler: Okay. Sounds good. Thanks for the time everyone.

Operator: Our next question will come from the line of Brian Ossenbeck with JPMorgan.

Brian Ossenbeck: Hey thanks, good evening. Darren just wanted to ask you about rail service expectations currently there is some pretty significant declines going on those networks. And I think maybe relative to the last couple of years, there is more integration more blending and balancing so to speak within those service lines. So, do you think that's going to have any impact on what you would expect from an Intermodal service perspective as they look at down volume 20%, 30% in some cases?

Darren Field: The Intermodal service we're experiencing in our network today their capacity available and on time performance of the trains is the best in my 25-year career. And I think that's probably because of their decline in volumes and certainly they implemented operating plans, many of them over the last three or four years that are working out and having some success. But yes, it is my belief that right now rail service is the best we have ever experienced.

Brian Ossenbeck: Okay. And just a follow-up for Shelly on the brokerage side. With the volatility even beginning in the year it does seem like there is a decent amount out of competition, has that really changed at all as you've seen even more of that in the last couple of weeks on the way up and the way down? Do you think there is going to be – this is going to trigger any sort of consolidation and how people really lean towards 360 in this environment, is it driven a material benefit or anything you can really pinpoint would be helpful?

Shelley Simpson: Brian, I would say I haven't seen any dramatic change from a competitive landscape. I think that how we've started the year, it is similar to that as we're stand today. I do think that because of fragmentation of brokers, there are some brokerage companies that aren't doing as well. And so, they are a lot more aggressive particularly in the spot environment. I have seen our customers really stay to the providers that they have selected already whether it's asset or non-asset. So, I haven't seen a huge fall-off from published business or awarded business moving to someone else. I think from a consolidation perspective, I think it's been difficult from a brokerage perspective to weather the storm. If you think about the cyclicality of brokerage, we really started seeing the shift happen in 2019 as the market was correcting from a brokerage perspective. Brokers are really changing the price while PTE was rising in total and that's some of what I commented in December and January the supply side starting to tighten. I think that that part of the business will continue to have some push as we've moved into second quarter and PTE has had pressure on it downward because shipments aren't as plentiful. It comes down to how much can the price really change before that impacts the supply side of the equation and then I think there could be consolidation as a result from both brokerage and from the carrier perspective. From a 360 perspective, we have gained more confidence through this crisis that our platform is actually helping us perform more agile and be very open and transparent about the data with our customers. What we have found is our customers are leaning in more to us from a total shipment perspective. I believe on the earnings release we reported that our shipment count were up 44% in the platform and that's a direct result of what we're doing in the Truckload space. Our customers have also leaned into us from a 360 box perspective, as they have started learning what we can do from a platform, really putting together the right truck on the right load at the right time. They start to see that change their business in total and that's how we started and why we started our 360 box business. Our customers in Q1 leaned into that part of our model and we actually had a slight increase in revenue from our plan in Q1. We feel comfortable with that plan and the complementary nature between the drop and hook part of the business or the market which is about half of the TL market with the live load business, which is the other half of the market, we think that's part of the inefficiency that exists. And we put those two networks together that we can create a more efficient network. Our customers are leaning into that and we feel comfortable about our growth plans in 360.

Brian Ossenbeck: All right. Thanks for covering all that Shelley. I appreciate it.

Shelley Simpson: You're welcome.

Operator: The next question will come from the line of Tom Wadewitz with UBS.

Thomas Wadewitz: Yeah. Good afternoon. So I wanted to see if you could offer some perspective perhaps, John, just in terms of this cycle maybe compared to 2008-2009, it seems like 2008-2009 kind of the best comparison we have in terms of a sharp decline in freight. And your thoughts on how this might be, is that a good comparison, is it likely to be similar or are there reasons it would likely be different? And I guess in particular within that if we look at Intermodal performance, you did see some pressure on price, and you saw some pretty considerable pressure on margin in 2009. But maybe it's a little different this time around. So, appreciate any thoughts you have on the kind of cycle comparison?

John Roberts: Yeah. We spent some time going back and thinking about how we got into that recession what the drivers were and then the results coming out of it. Nick and I had a good conversation today about what channels were opened during that time that kind of closed down on us and how we sort of remodeled the portfolio and that's really the time in DCS where we pointed our efforts more towards private fleets away from capacity management. That doesn't completely take us out of the churn in a downturn and then the out coming results from the recovery, but we think that we've got a better view there and we'll no doubt see some impact going in. But our approach on that side of the business is to serve the customer in every way that we can knowing that it's a long game. And so, we really stay away from and have benefited from not getting too short-term in our thinking, our approach really with any of our segments. On our trucking and Highway business, I'm so much more encouraged and confident in that business because of all the work that's been done and everything from the geographies that we serve, the length of the hauls that we're in, the way we've set the equipment up, there's a lot more versatility there. So as far as going into a downturn and then how we come back out, I think we'll be more nimble and more quick to be able to respond. When you own every truck and every trailer, there's only so much you can do and that can really put pressure on pricing and margins and performance that takes a long time to recover from. I think we'll see that differently coming out. On Intermodal, it's a good answer going into a recovery depending on pricing or it has historically been. I think that fuel is a big deal in Intermodal that can be a real plus or maybe not an event and I think with low fuel prices – and I expect that they'll stay low for a while. So, we'll probably see that be a little different from the past. In total though, I really feel like we're in as good a position as we've ever been, our pricing approach is so much more rich and robust than it's ever been in the past. Our timing of response is so much better than it's ever been. I mean, we are coming from months to weeks now where we can see changes in the markets that we serve and are able to respond, so much more quickly. And I predict that will even get better. I think the more data we get into our system, the better we're going to be able to respond as we start to come out of what would be considered I guess a downturn. That's what we're expecting anyway. I don't know if you guys want to add anything that.

Shelley Simpson: I would say, I think that the level of data that we have that John talked about has grown exponentially. And today, we use that data primarily from a human perspective. So, we spend a lot of time from a people perspective validating what is or is not happening with customers, carriers, with our own drivers in the work that we're doing. In our future, we are working towards more machine learning and AI. That will do more prediction and be able to solve for that more in real time. So, what John talked about that would take us weeks has moved to only a couple of weeks to days. At this point that still has too much human interaction in that process and the machine can learn over a period of time with the right level of data. And so, for perspective inside 360, we set new records in both February and March in the key statistics set, we watch and then we've taken another step change here in April. So, of the 40-plus stats that we watched, 75% of those broke new records here in the last week to two weeks and has continued to move forward. So the level of data is growing by almost triple-digits, in any time that you can do that and actually use the machine to do, it's very difficult at a human level to consume it. But at the machine level, I think solving for that over the next one, two, three years will change the way we can do business and be able to offer better answers for our customers.

Nick Hobbs: And I will just say on the Dedicated side that our base of business is so much more solid today than it was back in 2008 and 2009 and we don't have as much quasi-Dedicated in there, it's more solid private fleets. And so, I think we're rock solid base to be able to weather the storm even better than we did in 2008 and 2009.

Thomas Wadewitz: That's all very helpful. I just had a brief follow-up. Shelley with respect to Intermodal contract pricing, I mean you have more data, you're better at responding yourself, but you still don't control the market. So do you think – I mean is it realistic to expect that Truckload contract and the Intermodal contract pricing will be meaningfully down if rate stays weak for a while or you think there's a chance we don't see that on the Intermodal side?

Shelley Simpson: Yeah. So I would just say in general across all the businesses, it is a longer term play from a bid perspective, so any customer that's in the spot market they're going to get the benefit or the other side of what's happening from a price perspective. And so there are some customers that are in the spot market. And those customers may want to help get through that spot market. So, if they want to take advantage of what's happening in the market today we talk to them about being fluid in their pricing approach and we're very open minded to that across our business in total. But I would say I don't think that being down meaningfully would play into this bid season, we are too far into the bid season, our cost structure everything is longer term, will be very difficult for us to offer significant discounts off of our base costs that we have today.

Thomas Wadewitz: Great. Thank you for the time.

Operator: And we will take one final question. The final question will come from the line of Ben Hartford with Baird.

Benjamin Hartford: Hi. Thanks for fitting me in. So just a final point on the supply situation what you're seeing within the brokerage market. The comment that you made about changing the payment terms in March I think is interesting and then the approach that you guys are taking from a cash management standpoint. But I guess first thing, with regard to the change in payment terms in 360, do you anticipate that being a permanent change? And if so, I guess in the context of the cash collection cycles being constrained throughout 2Q and 3Q presumably across the industry, do you see this as an opportunity to kind of accelerate the build out of scale attracting supply into the 360 platform and to what extent does that change in payment terms play into that?

Shelley Simpson: Yes. So, we did offer those carriers payment terms changes for the month of April, but we're also walking them through how they can get paid all for free within two days. And so that payment is made available to them over the long-term. And so, if a carrier is interacting in 360 and they perform their work inside the platform, they upload their bills, give us their documentation and they are paid back to their checking account in two days all for free. That's a significant change for them over a factoring company that they may be paying a much higher percentage to in total. We do think that's an important component to building scale in the platform. So, we are very close to the carrier community and walking them through how they can take advantage of that.

Benjamin Hartford: And then just to be clear, as you see the balance of the year now within ICS on the gross margin and on the EBIT line, the level of compression in the first quarter from a gross margin perspective and the operating losses, are these representative run rates in your mind as you play out the year? I know it's very unclear the year, but just trying to get a sense for, was it unique this quarter and it will kind of normalize back up a little bit and still run operating losses or is this kind of a new run rate for the balance of the year?

Shelley Simpson: Well, certainly, I think it's too early to call the entire year. I think I could talk about the next couple of weeks and have a lot of confidence and then as we get past that, I get less and less confident. Again, we're spending a lot of time taking care of our people and focusing on meeting the promises of our customers. Those are two objectives. I do think here in April maybe over the next couple of weeks margins have improved as shipments have declined in total and we've come off of those higher margins going or higher PTE numbers. In total, I did talk about being 35% over-plan. I would expect to be under-plan in Q2 in total from the scaling part of our business. But it'd be way too early for me to call what I think will happen for the year. I would say we're committed to our long-term plans, of building the most efficient transportation network and to do that we have to be scaled and so that is going to be our focus over the short and long-term.

Benjamin Hartford: Understood. I appreciate...

Brad Delco: Hey, Ben, this is Brad. Just to kind of reiterate the comments I made on my opening remarks. As you should expect gross margins will fluctuate based on the relationship between supply and demand and the markets we serve, clearly, that relationship was quite challenged in Q1. So, we have seen the market loosen up. So hopefully that would imply, we've seen a little bit of relief on net revenue margins at least thus far in April.

Benjamin Hartford: Understood. I appreciate the time.

Operator: With that, we have reached our allotted time for questions. I'll hand it back to the speakers for closing remarks.

John Roberts: Thank you. This is John Roberts. I'll just close us by saying that on March 13, we called a meeting with our executive team without much time and said on Monday – that was a Friday, Monday we would be working remotely in response to a coming pandemic and unknown challenges. We have responded to that in a way that I really didn't fully appreciate or expect. And I just would – like many CEOs I've seen on CNBC, I'm incredibly proud of the people in this company for the way they're handling this unknown. And I have talked to some folks downstairs earlier today about that cultures don't lie. And I think in all the conversations we're having about rates and loads and volume and equipment and CapEx that's vitally important, no doubt, but underneath all of that is a team of 30,000 people that are picking up and delivering freight every single day, taking care of customers making sure we keep this place healthy and solid. And that is I think something we should not overlook. We appreciate your time today. We'll look forward to talking to you in the coming weeks.